Exhibit 10.1

SIEBEL SYSTEMS, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN
 AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2005

    Purpose and Definitions. Siebel Systems, Inc. hereby amends and restates this Siebel Systems, Inc. Nonqualified Deferred Compensation Plan. The Plan was established for the purpose of providing the Company's eligible employees with a program for deferring compensation that otherwise would be earned during employment.

    It is intended that the Plan and its related Trust shall constitute an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees of the Company and its subsidiaries for purposes of the federal income tax laws, including Section 409A of the Code and ERISA, and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to effect such intent.

    Capitalized terms used in this Plan shall be defined as follows:

    A.   "401(k) Plan" means the Siebel Systems, Inc. 401(k) Salary Deferral Plan, as it may be amended from time to time.

    B.   "Account" means the bookkeeping Account established on behalf of a Participant into which Deferred Compensation and Company Contributions, plus earnings and losses thereon, are recorded. A separate bookkeeping Account shall be maintained for Deferred Compensation related to Stock Awards.

    C.   "Annual Stock Award Amount" means, with respect to a Participant for any one Plan Year, the number of shares covered by unvested Stock Awards under any Company stock incentive plan, deferred in accordance with Section 3.A of this Plan.

    D.   "Base Pay" means a Participant's base salary without regard to bonuses, commissions, and other incentive compensation or Stock Awards.

    E.   "Board of Directors" means the Board of Directors of Siebel Systems, Inc.

    F.   "Change in Control Election" means the Participant election with respect to a Change in Control permitted under Section 7.

    G.   "Change in Control" means any event described in Section 7.

    H.   "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    I.   "Company Contributions" means contributions to the Plan made by the Company, if any, pursuant to Section 3.E.

    J.   "Company" means Siebel Systems, Inc. and its affiliates.

    K.   "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company.

    L.   "Deduction Limitation" means the limitations on payment of an Account described in Section 6.F.

    M.   "Deferred Compensation" means the amount of Variable Pay, Base Pay or Stock Awards, as applicable, that a Participant elects to defer into the Plan.

    N.   "Disability" or "Disabled" means for Pre-2005 Deferrals that the Participant has a mental or physical disability as determined by the Plan Committee in accordance with the standards and procedures used for determining Disability under the Company's broad-based regular long-term disability plan, if any, under which the Participant is a participant. At any time that the Company does not maintain such a long-term disability plan, "Disabled" or "Disability" shall mean the inability of a Participant, as determined by the Plan Committee, substantially to perform such Participant's regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted, or can reasonably be expected to last, for a period of six (6) consecutive months, but only to the extent that such definition does not violate the Americans with Disabilities Act.

    For Post-2005 Deferrals, "Disability" means that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

    O.   "Election Form" means the form provided by the Plan Committee on which a Participant may elect to defer his or her Base Pay, Variable Pay or Stock Awards for a Plan Year and elect the time and form of distributions from the Plan.

    P.   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    Q.   "Fixed Date Payout" means the in-service withdrawal permitted under Section 6.B.

    R.   "Investment Funds" means the investment funds described under Section 5.A.

    S.   "Key Employee" means, for purposes of this Plan, and in accordance with Section 409A of the Code, a key employee as defined in Section 416(i) of the Code, without regard to paragraph (5) thereof, of a corporation any stock in which is publicly traded on an established securities market or otherwise.

    T.   "New Employee" means an employee who first performs services for the Company after the first day of a Plan Year, or for the first Plan Year, who first performs services for the Company on or after January 1, 2003 and on or before August 31, 2004.

    U.   "Normal Retirement Age" means the date on which the Participant attains fifty-nine and one-half (59½) years of age.

    V.   "Participant" means each common-law employee on the United States payroll of the Company who is designated by the Compensation Committee, in accordance with the Plan terms, as an eligible employee who may elect to participate in the Plan.

    W.   "Performance-Based Compensation" means compensation (including amounts deferred under an Election Form, amounts deferred under the 401(k) Plan, or amounts deferred under a cafeteria plan of the Company pursuant to Section 125 of the Code) that meets the requirements of performance-based compensation specified in Section 409A(a)(4)(B)(iii) of the Code and regulations promulgated thereunder. Performance-Based Compensation shall be designated as such by the Company and must relate to services performed by the Participant during a designated incentive period of at least twelve (12) months.

    X.   "Plan Committee" means the Plan Administrative Committee established under Section 10.

    Y.   "Plan" means this Siebel Systems, Inc. Nonqualified Deferred Compensation Plan, as it may be amended from time to time.

    Z.   "Plan Year" means the calendar year. The first Plan Year shall be the short period from September 1, 2004 to December 31, 2004.

    AA.   "Pre-2005 Deferrals" means the portion of the Participant's Account determined as of December 31, 2004, the right to which is earned and vested as of December 31, 2004, plus earnings and losses allocable to such amounts.

    BB.   "Post-2005 Deferrals" means the portion of the Participant's Account other than Pre-2005 Deferrals."

    CC.   "Stock" means Siebel Systems, Inc. common stock, $.001 par value, or any other equity securities of the Company designated by the Compensation Committee.

    DD.   "Stock Award" means an unvested right to shares of Stock (whether in the form of restricted stock, restricted stock units or otherwise) that has been designated by the Compensation Committee, in its sole discretion, as eligible for deferral and awarded to the Participant under any Company stock incentive Plan.

    EE.   "Stock Award Account" means (i) the sum of the Participant's Annual Stock Award Amounts, plus (ii) amounts allocated in accordance with all the applicable allocation provisions of this Plan that relate to the Participant's Stock Award Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant's Stock Award Account.

    FF.   "Stock Award Amount" means, for any grant of a Stock Award, the number of shares of Stock covered by such Stock Award deferred in accordance with Section 3.A of this Plan.

    GG.   "Termination of Employment" means the termination of the Participant's employment with the Company for any reason other than retirement at or following attainment of Normal Retirement Age.

    HH.   "Total Compensation" means a Participant's compensation for purposes of the 401(k) Plan, but without limitation under Section 401(a)(17) of the Code, including Base Pay and Variable Pay, but excluding stock option earnings.

    II.   "Trust" means the Siebel Systems, Inc. Nonqualified Deferred Compensation Trust established in conjunction with this Plan.

    JJ.   "Variable Pay" means a Participant's commissions and bonuses and any other incentive compensation, excluding Stock Awards.

    Eligibility. Each common-law employee of the Company and its principal subsidiaries who is on the United States payroll and who is designated by the Compensation Committee as an eligible employee may participate in the Plan for a Plan Year. Such employee shall first be eligible to participate in the Plan on the date the employee is first notified by the Committee of that employee's eligibility.

    An election to participate in the Plan shall be made by completing and filing the Election Form described in Section 3.A. Unless otherwise determined by the Compensation Committee, the following classes of employees may elect to be Participants in the Plan.

    A. Except as specified in Section 2.B below, employees on the United States payroll of the Company whose Total Compensation in the immediately preceding calendar year (the "look back year") was equal to or in excess of One Hundred Seventy-Five Thousand Dollars ($175,000);

    B. With respect to New Employees, (i) for the year of hire, an employee whose Base Pay on an annualized basis is at least One Hundred Fifty Thousand Dollars ($150,000) in his or her year of hire and (ii) for the year following the year of hire, an employee whose Base Pay on an annualized basis in the look back year was at least One Hundred Fifty Thousand Dollars ($150,000).

    Election to Defer Compensation. A Participant may elect to defer receipt of a specified percentage, (i) from one percent (1%) to eighty percent (80%), of the Participant's Base Pay, (ii) from one percent (1%) to one hundred percent (100%) of the Participant's Variable Pay, and either (iii) zero percent (0%) or one hundred percent (100%) of each of the Participant's Stock Awards. In determining the amount of Base Pay eligible for deferral under this Plan, an amount of Base Pay must remain undeferred such that the Participant's contributions under the 401(k) Plan, other premiums and contributions for benefits elected by the Participant and/or required by the Company, as well as withholdings from pay for benefits, repayments to the Company previously agreed to by the Participant, and taxes may be made. In determining the amount of Variable Pay eligible for deferral under this Plan, an amount of Variable Pay must remain undeferred such that any draws, or other repayments to the Company previously agreed to by the Participant, may be made. The Company may adjust a Participant's deferral election in order to cause the election to meet the requirements of this paragraph.

      Election Form. Each Participant may elect to defer receipt of his or her Base Pay or Variable Pay, as applicable, by filing with the Company:

        For the first Plan Year, the Election Form provided by the Plan Committee at any time on or before August 31, 2004, for Total Compensation to be paid for services rendered after August 31, 2004;

        For subsequent Plan Years, the Election Form provided by the Plan Committee at any time prior to December 31 preceding the first day of the relevant Plan Year with respect to Base Pay or Variable Pay to be earned in such subsequent Plan Year;

        For New Employees, the Election Form provided by the Plan Committee within thirty (30) days following the date the New Employee is notified in writing by the Compensation Committee, or its designee, that the New Employee is eligible to participate in the Plan for Base Pay or Variable Pay earned after the date the Election Form is filed with the Company.

        For Performance-Based Compensation, the Election Form provided by the Plan Committee no later than six (6) months before the end of the performance period.

        For Stock Awards, the Election Form provided by the Plan Committee at any time prior to December 31 preceding the first day of the relevant Plan Year with respect to the grant of the Stock Awards. Provided, however, that to the extent any Stock Award constitutes Performance-Based Compensation, the Election Form provided by the Plan Committee must be filed with the Company no later than six (6) months before the end of the performance period. An irrevocable Election Form must be completed and signed by the Participant with respect to each Stock Award Amount deferral. Stock Award Amounts shall be allocated to the Participant on the books of the Company in connection with such an election at the time the Stock Award would otherwise vest under the terms of the Company's stock incentive plan and applicable Stock Award agreement, but for the election to defer.

      Notwithstanding the foregoing, in compliance with Notice 2005-1, with respect to amounts deferred for the 2005 Plan Year under Election Forms that were filed on or before December 31, 2004, a Participant may elect to make a new election with respect to such previously deferred amounts by filing a new Election Form with the Plan Committee. Such new Election Form must be filed by the Participant on or before December 31, 2005.

      Notwithstanding the foregoing, in compliance with Notice 2005-1, with respect to deferrals that relate all or in part to services performed on or before December 31, 2005, the election timing requirements specified in Section 3.A, above, will not be applicable to the timing of any elections made on or before March 15, 2005, provided that the amounts to which the deferral election relates have not been paid or become payable at the time of the deferral election.

      The Election Forms shall specify the form in which payments from the Plan shall be paid to the Participant and, subject to the limitations of Section 6, the time at which such payments shall commence. The elections shall be delivered to the Plan Committee, or its designee, in such form as may be permitted by the Plan Committee, including electronic or telephonic communication.

      Furthermore, a Participant may specify on each Election Form a maximum deferral dollar amount that may be deferred for the relevant tax year for either or both, or any, of Base Pay and Variable Pay. By way of example, a Participant may elect to defer 30% of the Participant's Base Pay for the 2006 calendar year, but not to exceed a maximum deferral amount from Base Pay of $55,000, and 40% of Variable Pay, but not to exceed a maximum deferral amount from Variable Pay of $30,000. A Participant may elect to defer only 100% of a Stock Award.

      Effect of No Election to Defer. If a Participant makes no election to defer Base Pay, Variable Pay, or Stock Awards under the Plan for a Plan Year, any Base Pay, or Variable Pay that the Participant is entitled to receive for the Plan Year shall be paid to the Participant at such time, in such manner and in such amounts as is consistent with the normal payroll practices of the Company or as provided in the relevant incentive compensation plan or commission program and any Stock Awards will be vested and/or distributed in accordance with the incentive plan or program under which the Stock Award was initially awarded or granted.

      Leave of Absence. If a Participant is authorized by the Company for any reason to take a paid leave of absence from the employment of the Company, the Participant shall continue to be considered employed by the Company and the Deferred Compensation shall continue to be withheld during such paid leave of absence in accordance with this Section 3. For purposes of clarity, payment of short-term, long-term or state sponsored disability payments to a Participant do not constitute a "paid leave of absence" for purposes of this Plan; however, any Company-paid maternity benefit will constitute a "paid leave of absence" for purposes of this Plan.

      If a Participant is authorized by the Company for any reason to take an unpaid leave of absence from the employment of the Company, or if a Participant is on leave of absence as a result of his or her Disability, the Participant shall continue to be considered employed by the Company for purposes of this Plan and the Participant shall be excused from making deferrals from the date the unpaid leave of absence begins until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, as the case may be, deferrals, if any, shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, previously made by the Participant for that Plan Year.

      Irrevocable Election to Defer. Following a Participant's filing of an Election Form with the Company pursuant to Section 3.A above, such election to defer compensation shall be irrevocable with respect to the Plan Year to which it relates, and the Participant shall not be permitted to change such deferral election for the remainder of the Plan Year for which the deferral election is in effect, except as otherwise set forth herein.

      Notwithstanding the foregoing, for the 2005 Plan Year only, a Participant who elected to participate in the Plan for the 2005 Plan Year by filing an Election Form with the Committee on or before December 31, 2004, may elect (i) to terminate the Participant's participation in the Plan for the 2005 Plan Year, or (ii) to cancel the previously made deferral election for the 2005 Plan Year. Such election to terminate participation in the Plan for the 2005 Plan Year or to cancel a previously made election for the 2005 Plan Year shall be made by filing an Election Form with the Committee on or before December 31, 2005. Any previously deferred amounts that are subject to the elections provided under this paragraph shall be includable in the income of the Participant for the Participant's 2005 calendar year, or, if later, in the taxable year in which the amounts are earned and vested.

      Company Contribution. The Company, in its sole discretion, may make such contributions to the Accounts of Participants as the Company may determine. If the Company elects to make Company Contributions for a Plan Year, such Company Contributions shall be in the amount determined by the Board of Directors or the Compensation Committee for the relevant Plan Year and shall be allocated to the Accounts of such Participants as shall be determined by the Company. Nothing in this Section 3.E requires the Company to make Company Contributions for any Plan Year, nor, if Company Contributions are made, to allocate such Company Contributions in an equal or proportional manner among Participant Accounts. If Company Contributions are made by the Company, such contributions shall be bookkeeping entries and shall not be subject to investment direction by the Participant. The Company also reserves the right to impose a vesting schedule on any Company Contribution made for any Plan Year. Company Contributions, if made, shall be subject to the same terms, conditions and restrictions as apply to Deferred Compensation under this Plan except with respect to investment direction.

      Sources of Stock. If Stock is credited under the Plan in the Trust in connection with a deferral of Stock Awards, the shares so credited shall be deemed to have originated, and shall be counted against the number of shares reserved, under the employer plan, program or arrangement that was the source of the original grant of the Stock Awards.

    Crediting of Deferred Compensation and Any Company Contributions. All amounts of a Participant's Deferred Compensation pursuant to Section 3 and Company Contributions, if any, made to the Plan on behalf of a Participant shall be credited to such Participant's Account and may be contributed to the Trust. The Participant's Annual Stock Award Amounts shall be credited to his or her Stock Award Account, no later than the close of business on the first business day after the day on which the Stock Award to which it relates would have vested, but for the election to defer.

    Such Accounts shall be bookkeeping entries only and shall be credited with earnings and losses in accordance with Section 5. Except as otherwise provided in Section 6, the amount to be paid to a Participant from the Plan in accordance with Section 6 shall be an amount equal to the balance of the Participant's Account at the time of payment.

    Investment of Deferred Compensation and Company Contributions.

      Investment Funds. The Investment Funds referred to in this Section 5 shall be selected by the Plan Committee and may (but need not) be the same Investment Funds in which investments under the 401(k) Plan are invested. Any amounts held under this Plan shall be segregated from the amounts held under the 401(k) Plan and shall be administered in accordance with the terms and conditions of this Plan and shall not be administered under the terms and conditions of the 401(k) Plan.

      Notwithstanding the foregoing, one of the Investment Funds provided under this Plan shall be a Company Stock Deemed Fund, which shall be treated for Plan purposes as if it were a mutual fund invested one hundred percent (100%) in shares of Stock, with any dividends deemed reinvested in additional shares of Stock.

      As necessary or appropriate, the Plan Committee may, in its discretion, discontinue, substitute or add an Investment Fund; provided however, that the Plan Committee may never discontinue or substitute for the Company Stock Deemed Fund.

      Notwithstanding any provision of this Plan that may be construed to the contrary, a Participant's Stock Award Account always must be allocated to the Company Stock Deemed Fund, may never be reallocated to any other Investment Fund and must be distributed from the Plan in the form of actual shares of Stock, with cash being distributed only for fractional shares.

      Investments. In accordance with and subject to the rules and procedures that are established from time to time by the Plan Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account in accordance with the following rules:

        A Participant, in connection with his or her deferral election, shall elect on the Election Form, one or more Investment Funds to be used to determine the additional amounts to be credited (or charged, as the case may be) to his or her Account. The Participant also may, from time to time, by submitting an Election Form to the Plan Committee, or its designee, change the portion of his or her Account allocated to each Investment Fund. If an investment election is made in accordance with the previous sentence, it shall become effective as soon as administratively practicable and shall continue thereafter until changed in accordance with the previous sentence. Changes may be made to investment elections at any time during the Plan Year. Any investment election from a Participant under this Section 5 shall be delivered to the Plan Committee, or its designee, in such form as permitted by the Plan Committee, including electronic or telephonic communication.

        In making any election described in this Section 5, the Participant shall specify, in increments of whole percentage points, the percentage of his or her Account to be allocated to an Investment Fund. Such election may be made in any form permitted by the Plan Committee, including electronic or telephonic communication.

        The investment results (either earnings or losses) to be credited to a Participant's Account will be determined by the Plan Committee, in its sole discretion, based on the actual performance of the Investment Funds. A Participant's Account shall be credited or debited as frequently as is administratively feasible, but no less often than monthly, based on the performance of each Investment Fund selected by the Participant, as determined by the Plan Committee in its sole discretion. For purposes of determining such performance, the Investment Funds will be valued as of the close of each business day that the New York Stock Exchange is open for trading.

        Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Investment Funds are to be used for measurement purposes only, and a Participant's election of any Investment Fund, the allocation to his or her Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account shall not be considered or construed in any manner as an actual investment of his or her Account in any such Investment Fund. In the event that the Company, in its sole discretion, decides to invest funds in any or all of the Investment Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company. The Company does not in any way guarantee any Participant's Account against loss or depreciation, whether caused by poor investment performance, insolvency of a deemed investment or by any other event or occurrence, nor does the Company guarantee that any Participant, other individual or entity shall be entitled to any particular tax consequence with respect to the Plan or any credit or payment hereunder.

    Payment of Deferred Compensation. A Participant shall elect, at the time a Participant first files an Election Form with the Company, the form in which the Participant's Account balance shall be paid and, subject to the limitations of this Section 6, the date at which such distribution shall be made or commence. Except as further provided in this paragraph, or in this Section 6 or in Section 7, the Participant's election of the date of commencement of distribution or the form of distribution shall be irrevocable. Notwithstanding the foregoing, a Participant may elect, by filing such form as prescribed by the Plan Committee, or its designee, to change to a later date the distribution commencement date previously elected by the Participant.

    With respect to Pre-2005 Deferrals, a change in distribution commencement date shall be given effect by the Plan Committee only if the new distribution commencement date elected by the Participant is in a subsequent Plan Year and is at least twelve (12) months subsequent to the date the election change is filed by the Participant.

    With respect to Post-2005 Deferrals, a change in the distribution commencement date shall be given effect by the Plan Committee only if the election to change the distribution commencement date (i) does not take effect until at least twelve (12) months after the date on which the Election Form is filed with the Plan Committee, (ii) the first payment with respect to such change in election is made is deferred for a period of not less than five (5) years after the date such payment would otherwise have been made, and (iii) the election change, if it refers to a Fixed Date Payout, must be made at least twelve (12) months prior to the date of such Fixed Date Payout would otherwise have been made.

      Retirement or Termination of Employment. At such time as the Participant's Termination of Employment occurs, the Participant's Account balance shall, except as set forth below, be payable to the Participant in one lump sum commencing no later than sixty (60) days following the Participant's Termination of Employment date. At such time as the Participant terminates employment at or following attainment of Normal Retirement Age, the Participant's Account balance shall be payable to the Participant in one lump sum or in up to five (5) annual installments as elected by the Participant and commencing on the date elected by the Participant.

      Notwithstanding the foregoing, distributions to a Key Employee as a result of Termination of Employment, including Termination of Employment upon or following attainment of Normal Retirement Age, whether the distribution is made in the form of a lump sum or installments, shall not be made or the payments may not begin before the date which is six (6) months following the date of the Termination of Employment, or, if earlier, the date of death of the Key Employee.

      In-Service Withdrawal. In connection with each annual Election Form, a Participant may irrevocably elect to receive a future Fixed Date Payout from the Plan with respect to deferrals and earnings attributable thereto for the Plan Year subject to the Election Form. A different Fixed Date Payout may apply for different Election Forms. Subject to the Deduction Limitation and the other terms and conditions of this Plan, the Fixed Date Payout elected shall be paid out (or the payments shall begin) no earlier than three (3) years following January 1st of the Plan Year next following the Plan Year in which the Participant elects the Fixed Date Payout. A Participant shall elect to receive his or her Fixed Date Payout in a lump sum or in up to five (5) annual installments. If a Participant does not elect to have his or her Fixed Date Payout paid in installments, then such benefit shall be payable in a lump sum. The lump sum payment shall be made or installments shall commence no later than sixty (60) days following the date elected for commencement of the Fixed Date Payout. Any such payment made shall be subject to the Deduction Limitation.

      A Participant may modify the date on which any such Fixed Date Payout is to be paid by submitting a new Election Form; provided that (i) for Pre-2005 Deferrals, any such modification shall not be given effect by the Plan Committee unless such new Election Form is submitted to and accepted by the Plan Committee at least thirteen (13) months prior to the scheduled payout date of the distribution to be modified or revoked and any new payout date designated in such form is at least two (2) years following the scheduled payout date of the distribution to be deferred, and (ii) for Post-2005 Deferrals, any such modification shall not be given effect by the Plan Committee unless such modification meets the requirements for an election change specified above in this Section 6.

      A Fixed Date Payout shall not be paid if it conflicts with another payment that is due under the terms of this Plan as a result of the Participant's retirement, Termination of Employment, unforeseeable emergency, death, Disability, or a Change in Control. Payments to be made upon a Participant's retirement, Termination of Employment, unforeseeable emergency, death, or Disability, or as a result of a Change in Control, shall take precedence over any Fixed Date Payout.

      Unforeseeable Emergency and Financial Hardship Distribution. Upon petition by the Participant (or the Participant's beneficiary), the Plan Committee may, in its sole discretion, suspend any deferrals required to be made by the Participant and accelerate the payment of all or any portion of the aggregate amount allocated to the Participant's Account in the event of an unforeseeable emergency caused by an event beyond the control of the Participant (or the Participant's beneficiary) that would result in severe financial hardship to the Participant (or the Participant's beneficiary), but only to the extent of the amount necessary to meet such unforeseeable emergency, including amounts necessary to pay taxes on the distributed amount.

      If, subject to the sole discretion of the Plan Committee, the Participant's petition for the suspension and/or payout is approved, suspension of deferrals shall take effect upon the date of approval and a payout in the form of a lump sum shall be made within sixty (60) days following the date of approval. The payment of any amount under this Section 6.C shall be subject to the Deduction Limitation. Once the payout is paid, the Participant shall not be eligible to participate in the Plan for a period of six (6) months measured from the first day of the month next following the month in which the payout is paid.

      For purposes of this Plan, for Pre-2005 Deferrals, an unforeseeable emergency shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant not covered by insurance, liquidation of other assets (to the extent the liquidation itself will not cause severe financial hardship) or cessation of deferrals under this Plan, resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code), (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Plan Committee.

      For Post-2005 Deferrals, unforeseeable emergency shall mean severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as described in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

      Disability Payout. If the Participant should become Disabled before receiving any or all of his or her Account balance, any such unpaid amount may be paid to the Participant in one lump sum, in up to five (5) annual installments, or in such other payment form as previously elected by the Participant.

      Haircut Provision. This Section 6.E shall apply only with respect to Pre-2005 Deferrals. A Participant (or, after a Participant's death, his or her beneficiary) may elect, at any time, to withdraw all or a portion of his or her Account, calculated as if a Termination of Employment had occurred as of the day of the election, less a withdrawal penalty equal to ten percent (10%) of the requested distribution amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time. The Participant (or his or her beneficiary) shall make this election by giving the Plan Committee such advance written notice of the election in such form and at such time as determined from time to time by the Plan Committee. The Participant (or his or her beneficiary) shall be paid the Withdrawal Amount in a lump sum within sixty (60) days following his or her election. Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall cease and the Participant shall not be eligible to defer any amount into the Plan for the remainder of the Plan Year during which the Withdrawal Amount is paid and the entire subsequent Plan Year. The payment of this Withdrawal Amount shall be subject to the Deduction Limitation, as defined in this Section 6. This Section 6.E shall not be effective for Post-2005 Deferrals.

      Deduction Limitation on Withdrawal and Payments. If the Company determines in good faith that there is a reasonable likelihood that any amount paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Section 162(m) of the Code, then to the extent deemed necessary by the Company to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Company may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 5. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Company in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m) of the Code, or if earlier, the date that is twenty-four (24) months following the date on which the distribution was first distributable to the Participant pursuant to the provisions of this Plan.

      Payment in Event of Incompetency. Notwithstanding the foregoing, if the Plan Committee finds that any person to whom any amount is payable under this Plan is unable to care for his or her affairs because of illness or accident, then the Plan Committee may direct that any payment due such person (unless a prior claim therefore has been made by a duly appointed legal representative) or any part thereof, be paid or applied for the benefit of such person (or such person's spouse, children or other dependents), to an institution maintaining or having custody of such person, or any other person deemed by the Plan Committee to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Plan Committee may deem proper. Any such payment shall be in complete discharge of the Company's obligations under this Plan.

      Change in Form of Payment. For Pre-2005 Deferrals, a Participant may file with the Plan Committee a change in the form of payment from lump sum to an installment form, or from one installment period to a later installment period. Any such change shall be effective for the Plan Year that begins at least six (6) months after the Plan Committee's receipt of an Election Form indicating a change in payment method. Any such election to change a payment method shall be disregarded if any distribution event occurs prior to the Plan Year for which the changed Election Form would become effective. In such an event, the form of payment previously in effect, or required by the distribution event, shall apply as if no change had been elected.

      For Post-2005 Deferrals, a change in the form of distribution shall be given effect by the Plan Committee only if the election to change the form of distribution (i) does not take effect until at least twelve (12) months after the date on which the Election Form is filed with the Plan Committee, (ii) the first payment with respect to such change in election is made is deferred for a period of not less than five (5) years after the date such payment would otherwise have been made, and (iii) the election change, if it refers to a Fixed Date Payout, must be made at least twelve (12) months prior to the date of such Fixed Date Payout would otherwise have been made.

      Acceleration of Payments. Payments under the Plan may be accelerated only upon the occurrence of an event specified in this Section 6.I.

        A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.

        A payment may be accelerated as may be necessary to comply with a certificate of divestiture as defined in Section 1043(b)(2) of the Code.

        With respect to all deferrals under the Plan, a payment may be accelerated in the event of a de minimis amount if the payment accompanies the termination of the entirety of the Participant's interest in the Plan;

          the payment is made on of before the later of

            December 31 of the calendar year in which occurs the Participant's Termination of Employment with the Company, or the date two and one half (2 ½) months after the Participant's Termination of Employment with the Company;

          the amount of the payment is not greater than Ten Thousand Dollars ($10,000); and

          the amount is paid in a lump sum.

        For Post-2005 Deferrals, a payment may be accelerated if the amount of the payment is not greater than Ten Thousand Dollars ($10,000) and at the time the payment is made the amount constitutes the Participant's entire interest under the Plan and the amount is distributed in the form of a lump sum.

        A payment may be accelerated to the extent required to pay the Federal Insurance Contributions Act tax imposed under Sections 3101 and 3121(v)(2) of the Code with respect to compensation deferred under the Plan (the "FICA Amount"). Additionally, a payment may be accelerated to pay the income tax on wages imposed under Section 3401 of the Code on the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes. The total payment under this Subsection (v) may not exceed the aggregate of the FICA Amount and the income tax withholding related to the FICA Amount.

    Change in Control. Notwithstanding any other provision of this Plan, the Participant may elect that upon a Change in Control, his or her Account under the Plan shall be paid or retained as follows:

        Paid no later than sixty (60) days following the Change in Control in the form of a lump sum payment of the Participant's Account; or

        Retained in the Plan and administered and distributed in accordance with the terms of the Plan as in effect following the Change in Control.

    For Pre-2005 Deferrals, the Change in Control Election provided in this Section 7 must be made in writing by the Participant and shall be effective only with respect to a Change in Control that occurs more than six (6) whole calendar months following the month in which the written Change in Control Election is provided to the Plan Committee by the Participant.

    For Post-2005 deferrals, the Change in Control Election provided in this Section 7 must be made in writing by the Participant at the time the Participant files an Election Form with the Company.

    For purposes of this Plan and any related Trust, the term Change in Control means any of the following events:

    For Pre-2005 Deferrals:

        Any consolidation or merger of the Company with or into any other corporation or corporations in which the stockholders of the Company immediately prior to the consolidation or merger do not retain a majority of the voting power of the surviving corporation;

        As a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, if the persons who were Directors of the Company immediately prior to such event no longer constitute a majority of the Company's Board of Directors;

        Any sale of all or substantially all of the assets of the Company; or

        Any liquidation or dissolution of the Company.

    For Post-2005 Deferrals:

        The date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

        The date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty-five percent (35%) or more of the total voting power of the stock of the Employer;

        The date that any one person or persons acting as a group acquires assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

        The date that a majority of members of the Employer's Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

    Payments under this Section 7 shall be subject to the Deduction Limitation.

    Payment to Beneficiary or Representative. If the Participant should die before receiving payment of any or all of his or her Account, any such unpaid Account balance shall be paid to the beneficiary last designated by the Participant (or, if no such beneficiary shall survive the Participant or if no beneficiary has been designated, to the beneficiary designated by the Participant under the 401(k) Plan, or if no such beneficiary shall survive the Participant or if no such beneficiary has been designated under the 401(k) Plan, to the Participant's estate). Such payments to a beneficiary shall be made in one lump sum or in up to five (5) annual installments, as previously elected by the Participant.

    Each Participant shall have the right, at any time, to designate any person or persons as such Participant's beneficiary or beneficiaries (both primary and contingent). Each beneficiary designation shall become effective only when filed in writing with the Plan Committee during the Participant's lifetime on a form provided by the Plan Committee.

    The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed pursuant to the Plan. The spouse of a married Participant domiciled in a community property jurisdiction shall sign any designation of beneficiary or beneficiaries other than the spouse and have that designation notarized.

    If any distribution is due to a beneficiary and that beneficiary dies before receiving the distribution, such distribution shall be paid to the estate of that beneficiary.

    Claims.

      Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The address of the Plan Administrator is:

      Siebel Systems, Inc.
      Attn: Sherri Hoff
      2207 Bridgepointe Parkway
      San Mateo, CA 94404

      Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant's right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

        the specific reason or reasons for the denial;

        references to the specific Plan provisions upon which the denial is based;

        a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

        an explanation of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the applicant's right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below.

      This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time; in which case the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

      This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

      Request for a Review. Any person (or that person's representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

      Siebel Systems, Inc.
      Attn: Sherri Hoff
      2207 Bridgepointe Parkway
      San Mateo, CA 94404

      A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into Account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

      Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

        the specific reason or reasons for the denial;

        references to the specific Plan provisions upon which the denial is based;

        a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

        a statement of the applicant's right to bring a civil action under Section 502(a) of ERISA.

      Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant's own expense.

      Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal; provided, however, that legal action may be brought if the Plan Administrator has not acted on the claim or the request for review within the applicable time limits specified above.

    Administration. The Plan shall be administered by the Plan Committee which shall be appointed by the Board of Directors or by the Compensation Committee. The Plan Committee shall have full power, discretion and authority to interpret, construe and administer this Plan and any part hereof, and the Plan Committee's interpretation and construction thereof, and actions hereunder, shall be binding and conclusive on all persons for all purposes. The Plan Committee may employ legal counsel, consultants, actuaries and agents as it may deem desirable in the administration of the Plan and may rely on the opinion of such counsel or the computations of such consultant or other agent. The Plan Committee shall provide for the keeping of written minutes of its actions hereunder.

    Expenses. Expenses related to the administration of this Plan, including, as applicable, but not limited to, recordkeeping, trustee, accounting or legal fees, shall be paid from the general assets of the Company including, if the Company so directs, from any assets held in the Trust.

    Unsecured Funds. Payments may be paid in cash from the Trust, the assets of which shall be considered to be the general funds of the Company. To the extent not paid from the Trust, payments under this Plan shall be made from the general assets of the Company. No other special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of any Participant's Account balance. The Participant shall have no right, title or interest whatever in or to any investment which the Company may make to aid it in meeting its obligations hereunder or to any assets of the Trust. Nothing contained in this Plan, and no action taken pursuant to the Plan provisions, shall create or be construed to create a fiduciary relationship between the Company and the Participant or any other person.

    To the extent that any person acquires a right to receive payments from the Company hereunder such right shall be no greater than the right of an unsecured creditor of the Company. Rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or of the Participant's beneficiaries, except if the Plan Committee receives an acceptable domestic relations order with respect to a Participant's Account under the Plan. For this purpose, the term domestic relations order shall have the meaning given it in Section 414(p) of the Code. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.

    Other Benefits. This Plan shall be in addition to any rights of the Participant under any other agreement with the Company, if any, and shall not affect or reduce any benefit or compensation inuring to the Participant of a kind not expressly provided for in this Plan.

    Withholding. The Company may withhold from a payment any federal, state, or local taxes required by law to be withheld with respect to such payment. Federal, state, or local taxes imposed with respect to additions to a Participant's Account shall be satisfied by withholding from amounts otherwise payable by the Company to the Participant or, in the sole discretion of the Plan Committee, by a reduction in the amount credited to such Participant's Account.

    For each Plan Year in which an Annual Stock Award Amount is being withheld from a Participant, the Company shall withhold from that portion of a Participant's Base Pay or Incentive Pay that is not being deferred, in a manner determined by the Company, the Participant's share of federal or state employment taxes on such Annual Stock Award Amount. If necessary, the Plan Committee may reduce the Annual Stock Award Amount in order to comply with this Section 14.

    By electing to make a deferral under this Plan, the Participant authorizes any required withholding from, at the Company's election, distributions of Stock, payroll and any other amounts payable to the Participant, and the Participant otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or of a subsidiary, if any, which arise in connection with payments from this Plan. Unless the tax withholding obligations of the Company and/or any subsidiary are satisfied, the Company shall have no obligation to make distributions under this Plan.

    Employment and Benefits Rights. Any benefit payable under this Plan shall not be deemed compensation or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of its employees except to the extent otherwise provided in such plan or arrangement or required to comply with laws applicable to such plan or arrangement. Neither this Plan nor any action taken hereunder shall be construed as giving to any employee the right to be retained in the employ of the Company or as affecting the right of the Company to dismiss any employee.

    Binding Effect: Nonassignability. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's designees and estate. Neither the Participant or the Participant's designees or estate shall commute, encumber, sell or otherwise dispose of the right to receive the payments provided for in this Plan, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable, except as provided in Section 12.

    Amendment, Termination. This Plan may be amended, suspended or terminated, in whole or in part, by the Board of Directors, or the Compensation Committee, but no such action shall retroactively impair or otherwise adversely affect the rights of any person to benefits under this Plan that have accrued prior to the date of such action, as determined by the Plan Committee.

    The Board of Directors or the Compensation Committee may determine that a Participant shall no longer be a Participant in the Plan. If the Board of Directors or the Compensation Committee terminates a Participant's participation in the Plan, then the Board of Directors or the Compensation Committee also shall determine if such Participant's benefits shall be (i) paid to the Participant as soon as administratively feasible following such termination of participation to the extent such payment would meet the requirements of Section 6.I(iii) or (iv), or (ii) held in the Plan and paid in accordance with the most recent election of the Participant on file with the Plan Committee or its designee.

    Notwithstanding the foregoing, if there is a Change in Control and the successor employer, by resolution of its board of directors, elects, within twelve (12) months following the Change in Control, not to continue to sponsor the Plan, then the Plan shall terminate and the Account balances, or remaining Account balances, of each Participant, whether such Participant is receiving installment payments or not, shall be paid to the Participant in a single lump sum payment. Such lump sum payment shall be made within sixty (60) days following the adoption of the resolutions of the board of directors of the successor employer not to continue to sponsor the Plan.

    Governing Law. Except to the extent preempted by applicable federal law, this Plan shall be governed by the laws of the State of California as from time to time in effect.

    Captions; Entire Agreement. The captions preceding the Sections hereof have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

    Scrivener's Error. Notwithstanding any other provision of the Plan to the contrary, if there is a scrivener's error in properly transcribing this Plan, it shall not be a violation of the Plan terms to operate the Plan in accordance with its proper provisions, rather than in accordance with the terms of the Plan, pending correction of the Plan through Plan amendment. In addition, any provisions of the Plan improperly added as a result of scrivener's error shall be considered null and void as of the date such error occurred.

    Compliance with Section 409A of the Code. This Plan is intended to comply with the requirements of Section 409A of the Code and regulations and other guidance thereunder. To the extent one or more provisions of this Plan do not comply with Section 409A of the Code, such provision shall be amended as soon as administratively feasible to so comply.

Executed on behalf of the Company, effective as of the date first written above.

Siebel Systems, Inc.

By: /s/Kenneth A. Goldman

Name: Kenneth A. Goldman
Title: SVP, Finance and Administration and Chief Financial Officer

APPENDIX A

DISABILITY CLAIMS PROCEDURES

The following claim procedures shall apply only for disability benefits payable under the Plan. An Authorized Representative may act on a Participant's behalf in pursuing a benefit claim or appeal of an Adverse Benefit Determination.

  Definitions.

      "Adverse Benefit Determination" means any of the following:

        a denial, reduction, or termination of a benefit by the Plan, or a failure of the Plan to provide or make payment (in whole or in part) for a benefit; and

        a denial, reduction, or termination of a benefit by the Plan, or a failure of the Plan to provide or make payment (in whole or in part) for a benefit resulting from the application of any utilization review.

      "Authorized Representative" means an individual who is authorized to represent a Participant or beneficiary with respect to any claims or appeals filed pursuant to these procedures. Whether an individual is an Authorized Representative will be determined by the Claims Administrator in accordance with reasonable procedures established by the Plan.

      "Claimant" means a Participant or beneficiary who has submitted a claim for benefits in accordance with these Claims Procedures.

      "Health Care Professional" means a physician or other health care professional who is licensed, accredited, or certified to perform specified health services consistent with applicable state law.

      "Relevant Records" means any document, record, or other information that:

        the Claims Administrator relied upon in making a benefit determination for the Claimant's claim;

        was submitted, considered, or generated in the course of making the benefit determination for a claim, without regard to whether such document, record, or other information was relied upon in making the benefit determination;

        demonstrates compliance with the administrative processes and safeguards required pursuant to Department of Labor Regulations in making the benefit determination for a claim; or

        constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for a Claimant's diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

  Claims Procedure- Disability Claims. In the case of a Disability Claim, the Claims Administrator will notify the Claimant of the Plan's Adverse Benefit Determination within a reasonable time, but not later than forty-five (45) days after the Plan receives the claim. The Plan may extend this period for up to thirty (30) days, provided that the Claims Administrator both (i) determines that such an extension is necessary due to matters beyond the control of the Plan, and (ii) notifies the Claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to make a decision.

  If, prior to the end of the first thirty (30) day extension period, the Claims Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the first thirty (30) day extension period, the period for making a determination may be extended for an additional thirty (30) days. Such additional extension is permitted only if (i) the Claims Administrator notifies the Claimant, prior to the end of the first thirty (30) day extension, of the circumstances requiring the second thirty (30) day extension and (ii) the Claims Administrator notifies the Claimant of the date the Plan expects to render the decision.

  Any notice of extension will explain the standards on which the Claimant's entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve these issues. A Claimant will be given at least forty- five (45) days to provide the requested information.

  Calculating Time Periods For Claims Procedure. The time within which a benefit determination is required to be made will begin at the time a claim is filed in accordance with these procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing. In the event that the time within which a benefit determination is required to be made is extended due to the Claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination will be suspended from the date on which the Claims Administrator sends the notification of extension to the Claimant until the date on which the Claimant responds to the request for additional information.

  Notice of Benefit Determination. The Claims Administrator will provide the Claimant with written or electronic notification of any Adverse Benefit Determination. If the notice of an Adverse Benefit Determination is provided electronically, such notice will comply with the standards imposed by the Department of Labor Regulations.

  Any notice of Adverse Benefit Determination will set forth, in a manner calculated to be understood by the Claimant:

      the specific reason or reasons for the Adverse Benefit Determination;

      references to the specific Plan provisions on which the Adverse Benefit Determination is based;

      a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

      a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review; and

      if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either (i) the specific rule, guideline, protocol, or other similar criterion, or (ii) a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the Claimant upon request.

  Review Procedure. If the Claimant receives an Adverse Benefit Determination, the Claimant may appeal the Adverse Benefit Determination within one hundred eighty (180) days after the Claimant's receipt of the notice of Adverse Benefit Determination. The Claimant must make any appeal in writing. The appeal must be addressed to the Review Panel of the Claims Administrator.

  During the one hundred eighty (180) day period, the Claimant may:

      submit written comments, documents, records, and other information relating to the claim for benefits; and

      request and receive, free of charge, reasonable access to, and copies of, all Relevant Records.

  The Review Panel shall consist of one or more individuals who are neither the individuals who made the initial Adverse Benefit Determination, nor the subordinate of any of such individuals. The review of the Claimant's appeal will not give deference to the initial Adverse Benefit Determination. The review will take into account all comments, documents, records, and other information that the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

  In deciding the appeal of an Adverse Benefit Determination that is based in whole or in part on a medical judgment, the Review Panel will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such health care professional must be an individual who is neither the individual who was consulted in connection with the initial Adverse Benefit Determination, nor the subordinate of such individual.

  The Review Panel will provide the Claimant with the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant's Adverse Benefit Determination, without regard to whether the advice was relied upon in making the benefit determination.

  Timing of Notice of Benefit Determination on Review. In the case of a Disability Claim, the Claims Administrator will notify the Claimant of the Plan's benefit determination on review within a reasonable period, but not later than forty-five (45) days after the Plan receives the Claimant's request for review of an Adverse Benefit Determination. The Claims Administrator may extend this period for up to an additional forty-five (45) days if the Claims Administrator determines that special circumstances exist, such as the need to hold a hearing.

  If the Claims Administrator determines that an extension is required, the Claims Administrator will provide the Claimant written notice of the extension before the end of the initial forty-five (45) day period. The extension notice will describe the special circumstances requiring the extension and the date by which the Plan expects to make a decision on the Claimant's appeal.

  Calculating Time Periods for Review Procedure. The period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed in accordance with subsection (e), without regard to whether all the information necessary to make a benefit determination on review accompanies the filing.

  Notice of Benefit Determination on Review. The Claims Administrator will provide the Claimant with written or electronic notification of the Plan's benefit determination on review. Any electronic notification shall comply with the Department of Labor Regulations.

  In the case of an Adverse Benefit Determination, the notification will set forth, in a manner calculated to be understood by the Claimant:

      the specific reason or reasons for the Adverse Benefit Determination;

      reference to the specific Plan provisions on which the benefit determination is based;

      a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all Relevant Records;

      a statement of the Claimant's right to bring an action under Section 502(a) of ERISA;

      if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination, either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the Adverse Benefit Determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the Claimant upon request; and

      the following statement: "You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact the local U.S. Department of Labor Office and your State insurance regulatory agency."